Exhibit 99.1

          Immediate
          Scott  Monette
          314/877-7113

                       RALCORP HOLDINGS ANNOUNCES RESULTS
                      FOR THE SECOND QUARTER OF FISCAL 2003

ST. LOUIS, MO, APRIL 29, 2003 Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended March 31, 2003 of $314.4 million, up slightly from $313.5 million for the three months ended March 31, 2002. Net earnings for the second quarter were $16.8 million compared to $14.6 million for the same quarter last year, an improvement of 15 percent. Second quarter diluted earnings per share were $.57 compared to $.48 a year ago.

For the six-month periods ended March 31, 2003 and 2002, net sales were $662.7 million and $638.6 million, respectively, an increase of $24.1 million, or 4 percent. Net earnings for the current year's first six months improved to $30.1 million, or $1.01 per diluted share, compared to prior year six-month net earnings of $27.4 million, or $.90 per diluted share.

In the first half of fiscal 2003, Ralcorp recorded restructuring and impairment charges totaling $11.2 million ($7.2 after taxes, or $.24 per diluted share), primarily related to business changes in its Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House. First, management reduced operations at the Streator, IL facility, transferring production of all product lines except peanut butter to other locations and incurring $1.3 million (including $.4 million in the second quarter) of expenses related to employee termination benefits and asset disposal. Second, the ketchup business, including certain equipment, was sold during the first quarter with a net loss of $1.3 million. Costs included writing off or reducing the valuation of related inventories of packaging, ingredients, and finished products. Third, the tomato paste business, including a production facility located near Williams, CA, was impaired by $5.0 million during the first quarter and sold during the second quarter. The sale resulted in an additional second quarter loss of $3.5 million, including the write-off of $1.4 million of goodwill associated with the tomato paste business. Finally, on February 20, 2003, Ralcorp announced its plans to close its in-store bakery facility in Kent, WA, part of the Cereals, Crackers & Cookies segment. In the second quarter, the Company recorded $.1 million of expenses related to Kent employee termination benefits.

Other items included in the six months ended March 31, 2003 but not in last year's first half were:

- October through January results from the Lofthouse cookie business acquired on January 30, 2002;

    - $14.6 million (including $8.9 million in the second quarter) income received in partial settlement of claims related to vitamin antitrust litigation, net of related legal costs [$.31 per diluted share];

    - $2.5 million (including $.3 million in the second quarter) of accelerated depreciation expense caused by changes in the remaining useful life of certain Streator assets, ketchup business assets, and Kent assets [$.05 per diluted share]; and

    - $.7 million charge in the second quarter to raise bad debt reserves to cover expected accounts receivable losses related to Fleming Companies, Inc., which filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003 [$.01 per diluted share]. Sales to Fleming accounted for 5 percent of Ralcorp's consolidated net sales for the fiscal year ended September 30, 2002. While Fleming is a customer of all Ralcorp divisions, it is most significant to Carriage House and Ralston Foods. The potential impact of Fleming's bankruptcy is discussed further under "Dressings, Syrups, Jellies & Sauces" and "Fiscal Year Outlook" below.

NET SALES BY SEGMENT                    Three Months Ended   Six Months Ended
(in millions)                                March 31,           March 31,
-------------------------------------    ----------------    ----------------
                                           2003     2002       2003     2002
                                         -------  -------    -------  -------
Cereals                                  $  76.0  $  78.8    $ 159.9  $ 159.0
Crackers & Cookies                          98.5     86.3      200.1    157.1
                                         -------  -------    -------  -------
  Cereals, Crackers & Cookies              174.5    165.1      360.0    316.1
  Dressings, Syrups, Jellies & Sauces      105.0    116.5      208.5    228.9
  Snack Nuts & Candy                        34.9     31.9       94.2     93.6
                                         -------  -------    -------  -------
    Total Net Sales                      $ 314.4  $ 313.5    $ 662.7  $ 638.6
                                         =======  =======    =======  =======

PROFIT CONTRIBUTION BY SEGMENT          Three Months Ended   Six Months Ended
(in millions)                                March 31,           March 31,
-------------------------------------    ----------------    ----------------
                                           2003     2002       2003     2002
                                         -------  -------    -------  -------
  Cereals, Crackers & Cookies            $  16.5  $  17.7    $  39.6  $  36.7
  Dressings, Syrups, Jellies & Sauces        1.4      2.9        2.3      6.3
  Snack Nuts & Candy                         4.0      2.9       13.6     10.7
                                         -------  -------    -------  -------
    Total Segment Profit Contribution    $  21.9  $  23.5    $  55.5  $  53.7
                                         =======  =======    =======  =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------

Second quarter net sales for the Cereals, Crackers & Cookies segment were up 6 percent from last year, as a $12.2 million improvement in sales at the Bremner cracker and cookie division was offset by a $2.8 million decrease at the Ralston Foods cereal division. While approximately 60 percent ($7.3 million) of Bremner's net sales growth came from the acquired Lofthouse business, its other businesses continue to grow as well. Specifically, cracker sales volumes grew 16 percent from last year. Cookie sales volumes increased only 4 percent, as incremental Lofthouse business in the current quarter was largely offset by a reduction in co-manufacturing business relative to last year's levels. At Ralston Foods, second quarter sales volumes of store brand ready-to-eat cereals were off 8 percent from last year as branded competitors increased their new product introductions and product promotional support. Foodservice sales were also down. Those declines were significantly offset by an increase in co-manufacturing volumes and 10 percent growth in hot cereal volumes.

Through the first six months of fiscal 2003, net sales for the segment were up 14 percent from a year ago, with Bremner and Ralston Foods contributing increases of $43.0 million and $.9 million, respectively. Again, about two-thirds of the Bremner growth is attributable to the additional four months of Lofthouse sales, while the remainder came through ongoing expansion with existing customers. Cracker volumes were up 17 percent from last year's first half. Excluding Lofthouse sales, cookie volumes were nearly flat. For Ralston Foods, increases in co-manufacturing and hot cereal sales outweighed declines in store brand ready-to-eat cereal and foodservice products for the six-month period.

The segment's profit contribution was down $1.2 million (7 percent) for the second quarter but up $2.9 million (8 percent) for the first six months due to a stronger first quarter. The second quarter shortfall is attributable to the decreased Ralston Foods sales, unfavorable costs of ingredients such as wheat flour, soybean oil, honey, and cocoa, and the inclusion of an initial $1.0 million reserve recorded to cover estimated costs related to the recall of a product produced by Ralston Foods for a co-manufacturing customer.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------

Carriage House's net sales for the three and six months ended March 31, 2003 decreased nearly 10 percent compared to the corresponding periods last year. These declines are attributable primarily to the loss of a major co-manufacturing customer at the beginning of fiscal 2003, but also to the sale of the honey business in June of 2002, the sale of the ketchup business in November 2002, and continued pricing pressures. These sales reductions were partially offset by increased business with continuing customers.

The segment's second quarter profit decreased along with net sales, falling by $1.5 million for the second quarter and $4.0 for the first half. Commodity cost increases in soy oil and other ingredients were largely offset by decreases in peanut costs. Production costs increased because of inefficiencies related to the lower volumes and restructuring initiatives, discussed further below.

The adverse effects of the loss of a major co-manufacturing customer, the difficult pricing environment, and increased costs of certain ingredients are expected to continue for the remainder of the fiscal year. In addition, Carriage House is in the process of executing an accelerated program of rationalizing production capacity to reduce costs in order to remain competitive in the current environment. As part of this program, Carriage House has fully or partially closed several plants, divested certain product categories, and relocated production equipment. These complicated initiatives have resulted in production inefficiencies, which the Company believes are transitional and temporary but which are likely to continue to present cost control challenges through the second half of the year.

Finally, Fleming, a major Carriage House customer, has filed for bankruptcy protection, and Carriage House recorded a second quarter charge of $.7 million to cover expected losses related to accounts receivable. Although Carriage House, along with the other Ralcorp divisions, continues to make sales to Fleming on a cash-in-advance basis, the impact of this bankruptcy and related developments on Carriage House's ability to obtain future business from Fleming cannot be determined at this time. An inability to make future sales or a significant reduction in sales volume relating to Fleming could have a significant adverse effect on Carriage House profits in the future if those sales cannot be replaced by additional sales to existing or new customers.

Because of the weak operating performance in recent periods and the potentially significant impact of reduced or lost sales to Fleming, the Company is undertaking an interim goodwill impairment test for the Carriage House reporting unit, in accordance with FAS 142. Management believes this review, which requires an assessment of Carriage House's fair value, can be completed during the third fiscal quarter. If the fair value of the unit is less than its carrying value, Carriage House goodwill (which was $97.8 million at March 31, 2003) would likely be impaired to some degree, in which case an appropriate impairment loss would be recorded immediately as a charge against earnings.

On January 22, 2003, the Company announced that it was embarking on a restructuring of the management of Carriage House and its other operations "in order to improve management efficiencies in a business environment when control of costs, short response times and superior quality and service are paramount." The implementation of that management restructuring has been given the highest priority and is continuing.

SNACK  NUTS  &  CANDY
---------------------

Second quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew 9 percent from a year ago despite the loss of a few major customers in competitive bidding last year. This growth was generated primarily through increased snack nuts volume with other customers, slightly offset by a decline in candy volume. For the six months ended March 31, 2003, net sales were only 1 percent higher than in the first half of fiscal 2002 as a result of a significant reduction in first quarter holiday orders from a continuing major customer.

Second quarter and six-month Snack Nuts & Candy profit increased $1.1 million (38 percent) and $2.9 million (27 percent), respectively, from the corresponding periods last year. These improvements were due primarily to certain favorable ingredient costs.

INTEREST  EXPENSE
-----------------

Interest expense dropped to $.7 million and $1.8 million, respectively, for the three and six months ended March 31, 2003, from $1.6 million and $3.5 million in the corresponding periods of the prior year. The decrease is attributable to both lower interest rates and lower debt levels in the current year. For the second quarter and first half of fiscal 2003, the weighted average interest rate on the Company's debt, nearly all of which incurs interest at variable rates, was 2.3 percent and 2.5 percent, respectively, compared to 2.9 percent and 3.2 percent a year ago. Despite additional borrowings to fund the repurchase of over a million shares of its common stock in December 2002, Ralcorp reduced its outstanding long-term debt from $223.4 million at March 31, 2002 to $136.2 million at March 31, 2003 with operating cash flows. An important component of those significant cash inflows was a $39.7 million (41 percent) reduction in net working capital during the past twelve months.

On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.5 million and $.7 million in the first half of fiscal 2003 and 2002, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------

Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarters. For the second quarter ended March 31, 2003, this investment resulted in non-cash pre-tax earnings of $4.1 million ($2.7 million after taxes), compared to $5.4 million ($3.5 million after taxes) for last year's second quarter. Through six months, the after-tax equity impact was $.5 million loss and $.4 million earnings for fiscal 2003 and 2002, respectively.

FISCAL  YEAR  OUTLOOK
---------------------

The segments of the Company each operate in categories where competition from both branded and other private label suppliers is intense. In addition, ingredient price increases, previously mentioned customer losses, and start up costs associated with restructuring activities are having a significant negative impact upon the operating results of the Company. The Company is also facing reduced sales and potential inventory and packaging exposure caused by Fleming's bankruptcy, as well as potential additional costs associated with the previously mentioned product recall. Based upon the anticipated magnitude of these issues as well as other information currently available, the Company expects that combined segment profit contribution for the third fiscal quarter will likely fall below amounts reported for the same quarter of fiscal 2002 by approximately 20-30%. The Company currently expects combined segment profit contribution for the fourth quarter to improve somewhat to an amount comparable to the fourth quarter of fiscal 2002. However, the Company cautions that these estimates are highly variable based upon the outcome of the uncertainties mentioned previously, especially the recovery of sales volumes to Fleming, as well as other factors.

ADDITIONAL  INFORMATION
-----------------------

See the attached schedules for additional information regarding the Company's results and financial position.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. Further, in the event the Company does not regain lost sales to Fleming through an improvement in Fleming's financial condition or through increased sales to existing or new customers, the Company's results could be negatively impacted.

                                       ###

                                      RALCORP HOLDINGS, INC.
                                 CONSOLIDATED STATEMENT OF EARNINGS
                                 (in millions except per share data)

                                                Three Months Ended      Six Months Ended
                                                     March 31,              March 31,
                                                ------------------    ------------------
                                                  2003      2002        2003      2002
                                                --------  --------    --------  --------
Net Sales                                       $ 314.4   $ 313.5     $ 662.7   $ 638.6
                                                --------  --------    --------  --------

Costs and Expenses
  Cost of products sold                           253.9     253.1       533.7     512.3
  Selling, general and administrative              42.6      41.5        82.8      80.7
  Interest expense, net                              .7       1.6         1.8       3.5
  Restructuring and impairment charges              4.0         -        11.2         -
  Litigation settlement income, net                (8.9)        -       (14.6)        -
                                                --------  --------    --------  --------
    Total Costs and Expenses                      292.3     296.2       614.9     596.5
                                                --------  --------    --------  --------

Earnings before Income Taxes
  and Equity Earnings                              22.1      17.3        47.8      42.1
Income Taxes                                        8.0       6.2        17.2      15.1
                                                --------  --------    --------  --------

Earnings before Equity Earnings                    14.1      11.1        30.6      27.0
Equity in Earnings (Loss) of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes              2.7       3.5         (.5)       .4
                                                --------  --------    --------  --------

Net Earnings                                    $  16.8   $  14.6     $  30.1   $  27.4
                                                ========  ========    ========  ========

Earnings per Share
  Basic                                         $   .58   $   .49     $  1.02   $   .91
  Diluted                                       $   .57   $   .48     $  1.01   $   .90

Weighted Average Shares Outstanding
  Basic                                            28.9      29.9        29.4      29.9
  Diluted                                          29.5      30.4        29.9      30.3

Supplemental Data:
  Depreciation and Amortization                 $   9.3   $   8.6     $  20.2   $  16.8

                CONDENSED CONSOLIDATED BALANCE SHEET
                           (In millions)
                                                March 31  Sept. 30
                                                  2003      2002
                                                --------  --------
Current Assets                                  $ 178.3   $ 208.6
Noncurrent Assets                                 608.0     623.9
                                                --------  --------
  Total Assets                                  $ 786.3   $ 832.5
                                                ========  ========

Current Liabilities                             $ 111.7   $ 120.0
Long-term Debt                                    136.2     179.0
Other Noncurrent Liabilities                       98.0      97.4
Shareholders' Equity                              440.4     436.1
                                                --------  --------
  Total Liabilities and Shareholders' Equity    $ 786.3   $ 832.5
                                                ========  ========